FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1. Name of Purchasing Portfolio: Muni Fund (L-MUNIF), Muni Cash (L-MUNIC), Merrill Lynch Institutional Tax Exempt Fund of Merrill Lynch Funds for Institutions (L-TE), Master Tax-Exempt Trust (MF-L-TET), BlackRock Municipal Money Market Portfolio (BR-MMM), CMA Multi-State Municipal Series Trust, CMA Michigan Municipal Money Fund (L-MICMA), PI
2.    Issuer:   MICHIGAN MUNI BOND AUTHORITY SREIES 2007B 1&
2

3.    Date of Purchase:  8/3/2007
4.    Underwriter from whom purchased:  SIEBERT BRANDFORD
SHANK & CO.
5.    Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in
syndicate:      Merrill Lynch & Co.

    a. List of Underwriters:  Siebert Brandford Shank &
Co.; J.P. Morgan Securities Inc.; Bear, Stearns & Co.
Inc.; Fifth Third Securities, Inc.; LaSalle Financial
Services, Inc.; Lehman Brothers; Merrill Lynch & Co.;
Morgan Stanley & Co. Incorporated; Oppenheimer & Co.;
Ramirez & Co., Inc.; UBS Securities LLC; Fidelity
Capital Markets Services

6.    Aggregate principal amount of purchased (out of total
offering):
$99,500,000 out of $706,530,000
7.    Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering):  $100,000,000 out of
$706,530,000
8.    Purchase price (net of fees and expenses):  $100.79
9.    Date offering commenced:  07/31/2007
10.    Offering price at end of first day on which any sales
were made:
11.    Have the following conditions been satisfied:
    Yes    No
a.    The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
      Municipal Securities, or are securities sold in an
      Eligible Foreign Offering or are securities sold in an
      Eligible Rule 144A Offering or part of an issue of government
      securities.                        _X__    ___
      Yes    No

b.    The securities were purchased prior to the
    end of the first day on which any sales
    were made, at a price that was not more
        than the price paid by each other
        purchaser of securities in that offering
        or in any concurrent offering of the
        securities (except, in the case of an
        Eligible Foreign Offering, for any rights
        to purchase required by laws to be granted
        to existing security holders of the
        Issuer) or, if a rights offering, the
        securities were purchased on or before the
        fourth day preceding the day on which the
        rights offering terminated.                X___

    c.    The underwriting was a firm commitment
        underwriting.                        __X__

    d.    The commission, spread or profit was
        reasonable and fair in relation to that
        being received by others for underwriting
        similar securities during the same period.       _X___

    e.    In respect of any securities other than
        Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
        (including the operations of predecessors).  _X____

f.    Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?                        _X__    ___







Approved: _ Darrin SanFillippo____________   Date: _8/3/07____